Exhibit 10.2

Alpine Immune Sciences, Inc.
Non-Employee Director Compensation Guidelines
As of March 2019
The purpose of these Non-Employee Director Compensation Guidelines (the “Guidelines”) of Alpine Immune Sciences, Inc., a Delaware corporation the (the “Company”), is to provide a total compensation package that enables the Company to attract, retain and reward, on a long-term basis, directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”) to serve on the Company’s Board of Directors (the “Board”). A Board member who is also an officer or employee of the Company will not receive any Annual Cash Retainers or Equity Retainers for his or her service on the Board. In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:
I.    Annual Cash Retainers

A. Annual Retainer for Board Membership: for general availability and participation in meetings and conference calls of our Board of Directors	$40,000
B. Additional Retainer for Board Chairman:	$25,000
C. Additional Retainers for Committee Membership:
Audit Committee Chairperson:	$15,000
Audit Committee member:	$7,500
Compensation Committee Chairperson:	$10,000
Compensation Committee member:	$5,000
Nominating and Corporate Governance Committee Chairperson:	$7,500
Nominating and Corporate Governance Committee member:	$3,750
Annual Cash Retainers are paid quarterly in arrears. Any Outside Director that is appointed mid-fiscal year will receive his or her Annual Cash Retainer on a pro-rated basis.
II.    Equity Retainers
All grants of equity retainer awards to Outside Directors pursuant to these Guidelines will be automatic and nondiscretionary and will be made in accordance with the following provisions:
A.Granting of Awards.
1.    Initial Award. Each individual who is first elected or appointed as an Outside Director shall automatically be granted, on the date of such initial election or appointment, a nonqualified stock option (the “Option”) to purchase 15,000 shares of the Company’s common stock (the “Initial Option”), pursuant to the equity plan in effect at the time of grant (the “Plan”).
2.    Annual Award. On the first trading day in January of each year, each Outside Director who is continuing to serve as such shall automatically be granted an Option to purchase 7,650 shares of the Company’s common stock (the “Annual Option”), pursuant to the Plan. There shall be no limit on the number of Annual Options that an Outside Director may receive over his or her period of Board service.

Exhibit 10.2

3.    Award Agreement. Each Option granted pursuant to these shall be evidenced by an agreement between the Outside Director and the Company in such form as the Board, the Committee or their respective authorized designee shall determine, which complies with the terms specified in these Guidelines (the “Option Agreement”).
4.    Exercise Price. The exercise price per share of each Option shall be equal to one hundred percent (100%) of the Fair Market Value, as defined in the Plan, per share of the Company’s common stock on the grant date of the Option (the “Grant Date”).
5.    Option Term. Each Option shall have a term of ten (10) years measured from the Grant Date.
6.    Vesting. Subject to the other provisions of these Guidelines, the Plan and the Option Agreement:
(a)    Initial Options. The shares subject to each Initial Option shall vest one thirty-sixth on each one-month anniversary of the Grant Date, such that the Option will be fully vested on the three-year anniversary of the Grant Date.
(b)    Annual Options. The shares subject to each Annual Option shall vest one twelfth on each one-month anniversary of the Grant Date, such that the Option will be fully vested on the one-year anniversary of the Grant Date.
7.    Effect of Cessation of Board Service. The following provisions shall govern the exercise of any Option held by an Outside Director at the time he or she ceases to serve as a Board member (the “Optionee”):
(a)    The Optionee shall have a three-month period following the date of such cessation of Board service (the “Termination Date”) in which to exercise any vested but unexercised portion of the Option if Optionee’s service terminates for any reason other than death, disability or cause. If Optionee’s service terminates for cause, the Option will expire on the Termination Date. If Optionee’s service terminates due to death or disability, the Optionee (or, in the event of the Optionee’s death, the personal representative of the Optionee’s estate or the person or persons to whom the Option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution) shall have a six-month period following the Termination Date in which to exercise any vested but unexercised portion of the Option.
(b)    The unvested portion of the Option shall be cancelled as of the Termination Date. During the post-Termination Date exercise period, if any, the Option may not be exercised for more than the number of shares of common stock in which the Optionee is vested at the time of his or her Termination Date.
(c)    In no event shall the Option remain exercisable after the expiration of the Option’s term.
B.    Approval of Grants. The Board’s approval of these Guidelines shall constitute pre-approval of each Option granted under these Guidelines, and the subsequent exercise of such Option in accordance with the terms and conditions of these Guidelines, the Plan and the Option Agreement.

Exhibit 10.2

C.    Corporate Transaction or Change in Control. In the event of a Corporate Transaction or Change in Control, as defined in the Plan, awards granted to Outside Directors pursuant to these Guidelines will be fully vested and exercisable immediately prior to the consummation of such Corporate Transaction or Change in Control.
D.    Revisions. The Board in its discretion may change and otherwise revise the terms of awards to be granted under these Guidelines, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Compensation Committee of the Board (the “Compensation Committee”) makes a recommendation of any such change or revision.
All equity grants under these Guidelines will be made automatically in accordance with the terms of these Guidelines, the Plan and the Option Agreement, without the need for any additional corporate action by the Board or the Compensation Committee.
III.    Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in the performance as their duties as members of the Board, in accordance with the Company’s policy governing reimbursement of business expenses as in effect from time to time.